                                                                                                            Exhibit 3.1

AMENDMENT TO THE

AMENDED AND RESTATED

BY-LAWS

OF

I.C. ISAACS & COMPANY, INC.

(A Delaware Corporation)

Capitalized terms used but not defined herein shall have the meanings given to such terms in the Amended and Restated By-laws (the “By-laws”) of I.C. Isaacs & Company, Inc. (the “Company”). The Board of Directors of the Company adopted this Amendment to the By-laws on April 19, 2007, in accordance with Article VIII of the By-laws.

1. The first sentence of Section 2.4 of Article II of the By-laws is hereby amended by deleting the text currently therein and replacing it with the following:

“The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at such meeting, arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder.”

2. Section 3.6 of Article III of the By-laws is hereby amended by deleting the text currently therein and replacing it with the following:

“Section 3.6   NOTICE OF SPECIAL MEETINGS. Special meetings of the Board for any purpose or purposes may be called at any time by the Chairman of the Board, the Chief Executive Officer, the President or the Secretary on two days notice to each director, either personally or by mail, telephone or facsimile, or by electronic mail; special meetings shall be called in like manner and on like notice on the written request of at least two directors. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.”

3. Section 4.1 of Article IV of the By-laws is hereby amended by deleting the text currently therein and replacing it with the following:

“Section 4.1   GENERALLY. Notices to directors and stockholders shall be in writing and delivered personally or mailed to the directors or stockholders at their addresses appearing on the books of the Corporation. Notice by mail shall be deemed to be given at the time when the same shall be mailed. Notice to directors may also be given by telephone, facsimile or electronic mail to the phone number, facsimile number or electronic mail address appearing on the books of the

Corporation. Notice given by facsimile or electronic mail shall be deemed to have been given when directed to the facsimile or electronic mail address appearing on the books of the Corporation.”

4. Section 6.1 of Article VI of the By-laws is hereby amended by deleting the text currently therein and replacing it with the following:

“The shares of the Corporation may be issued in book-entry form or evidenced by certificates. However, every holder of shares in the Corporation shall be entitled upon request to have a certificate evidencing the shares owned by the stockholder, signed in the name of the Corporation by the Chairman or Vice-Chairman of the Board, the Chief Executive Officer or a President or Vice-President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares owned by the stockholder in the Corporation.”

5. Section 6.3 of Article VI of the By-laws is hereby amended by deleting the text currently therein and replacing it with the following:

“Section 6.3   LOST CERTIFICATES. Except as provided in this Section 6.3, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.”

6. Sub-sections (a) and (b) of Section 6.5 of Article VI of the By-laws is hereby amended by deleting the text currently therein and replacing it with the following:

“Section 6.5   FIXING RECORD DATE. (a) In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix, in advance, a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted and which shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other such action.

In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted and which shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board.

(b)  If no record date is fixed:

(1) The record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

(2) The record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is necessary, shall be the day on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded.

(3) The record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.”